Exhibit 10.7

Summary of Compensation Arrangements with Directors
2009 Fiscal Year

Art’s-Way Manufacturing Co., Inc.  (the “Company”) currently does not have a written Board compensation plan. For the 2009 fiscal year, the Board determined that each of the Company’s directors would receive a cash retainer fee for his service, paid as follows:

Director Name	Compensation during Fiscal Year 2009
J. Ward McConnell, Jr. Executive Chairman of the Board	$150,000
Marc H. McConnell Executive Vice Chairman of the Board	$58,000
Thomas E. Buffamante	$30,000
David R. Castle	$30,000
Fred W. Krahmer	$30,000
James Lynch	$30,000
Douglas McClellan	$30,000

The Company also reimburses directors for out-of-pocket expenses related to their attendance at board meetings and performance of other services as Board members.

In addition, pursuant to the Company’s 2007 Non-Employee Directors’ Stock Option Plan, each director is automatically granted non-qualified stock options to purchase 2,000 (post-split) shares of the Company’s common stock each year on the date of the Annual Meeting of Stockholders.